Exhibit 10.1

N O N S T A T U T O R Y   S T O C K   O P T I O N   C E R T I F I C A T E

Non-transferable

G R A N T   TO

(“Optionee”)

the right to purchase from PSS World Medical, Inc. (the “Company”)

             shares of its Common Stock, par value $0.01, at the price of $         per share (the “Option”)

pursuant to and subject to the provisions of the PSS World Medical, Inc. 2006 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”). By accepting the Option, Optionee shall be deemed to have agreed to the terms and conditions set forth in this Award Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated in accordance with the Plan, the Options shall vest (become exercisable) in accordance with the following schedule:

Vesting Date	Percent of Option Shares Vested
The date on or after July 2, 2015 provided that the closing price of the Company’s Common Stock equals or exceeds $27.05.	100%

IN WITNESS WHEREOF, PSS World Medical, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

PSS WORLD MEDICAL, INC.

By:	Grant Date:

David M. Bronson Executive Vice President and Chief Financial Officer

TERMS AND CONDITIONS

1. Vesting of Options. The Option shall vest (become exercisable) in accordance with the schedule shown on the cover page of this Award Certificate. Notwithstanding the vesting schedule, all Options shall become fully vested and exercisable upon (i) termination of Optionee’s Continuous Status as a Participant by reason of death or Disability, or (ii) a Change in Control of the Company, provided that the consideration to be received for a share of the Company’s Common Stock in connection with the Change in Control is $27.05 or greater.

2. Term of Options and Limitations on Right to Exercise. The term of the Options will be for a period of seven years, expiring at 5:00 p.m., Eastern Time, on the seventh anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the Options will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a) Three months after the termination of Optionee’s Continuous Status as a Participant for any reason other than (i) by reason of Optionee’s death or Disability, or (ii) by the Company for Cause.

(b) Twelve months after the termination of Optionee’s Continuous Status as a Participant by reason of Optionee’s Disability.

(c) Twelve months after the Optionee’s death, if Optionee dies while employed, or during the three-month period described in subsection (a) above or during the twelve-month period described in subsection (b) above and before the Options otherwise lapse. Upon Optionee’s death, the Options may be exercised by Optionee’s beneficiary designated pursuant to the Plan and paragraph 4 hereof.

(d) upon notification to Optionee that Optionee’s Continuous Status as a Participant is terminated for Cause.

The Committee may, prior to the lapse of the Options under the circumstances described in subsections (a), (b), (c) or (d) above, extend the time to exercise the Options as determined by the Committee in writing. In no event may the Options be extended beyond the Expiration Date. If Optionee returns to employment with the Company during the designated post-termination exercise period, then Optionee shall be restored to the status Optionee held prior to such termination but no vesting credit will be earned for any period Optionee was not in Continuous Status as a Participant. If Optionee or his or her beneficiary exercises an Option after termination of service, the Options may be exercised only with respect to the Shares that were otherwise vested on or in connection with Optionee’s termination of service.

3. Exercise of Options. The Options shall be exercised by (a) written notice directed to the Company at the address and in the form specified by the Company from time to time and (b) payment to the Company in full for the Shares subject to such exercise (unless the exercise is a “net” exercise or a broker-assisted cashless exercise, as described below). If the person exercising an Option is not Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option. Payment for such Shares shall be in (a) cash, (b) Shares previously acquired by the purchaser, or (c) any combination thereof, for the number of Shares specified in such written notice. The value of surrendered Shares for this purpose shall be the Fair Market Value as of the last trading day immediately prior to the exercise date. Alternatively, the Company may permit Optionee to exercise the Option through a “net” exercise, whereby the Company shall retain from the Option that number of Option Shares having a Fair Market Value on the date of exercise equal to some or all of the exercise price. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Committee (which need not be uniform), the Option may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells the Option Shares on behalf of Optionee and delivers cash sales proceeds to the Company in payment of the exercise price. In such case, the date of exercise shall be deemed to be the date on which notice of exercise is received by the Company and the exercise price shall be delivered to the Company by the settlement date.

4. Beneficiary Designation. Optionee may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of Optionee hereunder and to receive any distribution with respect to the Options upon Optionee’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights hereunder is subject to all terms and conditions of this Award Certificate and the Plan, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives Optionee, the Options may be exercised by the legal representative of Optionee’s estate, and payment shall be made to Optionee’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by Optionee at any time provided the change or revocation is filed with the Company.

5. Withholding. The Company or any Affiliate has the authority and the right to deduct or withhold, or require Optionee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Optionee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Option. The withholding requirement may be satisfied, in whole or in part, at the election of the Company, by withholding from the Option Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes.

6. Limitation of Rights. The Options do not confer to Optionee or Optionee’s beneficiary designated pursuant to the Plan and paragraph 4 hereof any rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with the exercise of the Options. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Optionee’s service at any time, nor confer upon Optionee any right to continue in the service of the Company or any Affiliate.

7. Restrictions on Transfer and Pledge. No right or interest of Optionee in the Options may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Optionee to any other party other than the Company or an Affiliate. The Options are not assignable or transferable by Optionee other than by will or the laws of descent and distribution, but the Committee may (but need not) permit other transfers. The Options may be exercised during the lifetime of Optionee only by Optionee or any permitted transferee.

8. Restrictions on Issuance of Shares. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the

Shares covered by the Options upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Options, the Options may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

9. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

10. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

11. Severability. If any one or more of the provisions contained in this Award Certificate is invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

12. Notice. Notices and communications under this Award Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216, Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.